Results of August 15, 2002 shareholder meeting
 (Unaudited)

An annual meeting of shareholders of the fund was held on August 15, 2002. At the meeting, each of the nominees for Trustees was elected, as follows:



Common Shares

Votes for
Votes
withheld
Jameson A. Baxter
8,834,612
476,886
Charles B. Curtis
8,834,299
477,199
John A. Hill
8,836,607
474,891
Ronald J. Jackson
8,839,812
471,686
Paul L. Joskow
8,839,512
471,986
Elizabeth T.
Kennan
8,835,873
475,625
Lawrence J. Lasser
8,837,512
473,986
John H. Mullin,
III
8,839,262
472,236
Robert E.
Patterson
8,838,133
473,365
George Putnam, III
8,838,786
472,712
A.J.C. Smith
8,839,573
471,925
W. Thomas Stephens
8,834,062
477,436
W. Nicholas
Thorndike
8,834,183
477,315


A proposal to amend the funds investment policies was passed as follows: 5,540,752 votes for, 728,314 votes against, with 3,042,432 abstentions and broker non-votes.

A proposal recommending the termination of the funds investment Management agreement was defeated as follows:
1,523,082 votes for, 4,421,877 votes against, with 3,366,539 abstentions and broker non-votes.